Exhibit 99.1

FOR IMMEDIATE RELEASE

Stryve Foods Appoints Greg Christenson and

Charlie Vogt to its Board of Directors

PLANO, Texas – October 18, 2021 - Stryve Foods, Inc. (NASDAQ: SNAX) (“Stryve” or “the Company”), an emerging healthy snack and eating platform disrupting traditional CPG categories, and a leader in the air-dried meat snack industry in the United States, today announced the appointment of Greg Christenson and Charlie Vogt to Stryve’s Board of Directors (the “Board”), effective immediately. Mr. Christenson will serve as a member of the Audit Committee and Compensation Committee and Mr. Vogt will serve as a member of the Compensation Committee. The appointments of Mr. Christenson and Mr. Vogt will expand the Board to nine directors, six of whom are independent.

“I am thrilled to welcome both Greg and Charlie to our Board. They are proven leaders who possess broad and deep experience within their areas of expertise,” said Ted Casey, Chairman of the Board. “Their varied backgrounds, which are both rooted in optimizing growth, will be instrumental in helping Stryve achieve its strategic objectives.”

Greg Christenson is the Chief Financial Officer of Champion Petfoods, a role he’s held since July 2019. Prior to that, Mr. Christenson served as the Chief Financial Officer of multiple companies where he led all financial, accounting and IT functions, including Amplify Snack Brands, WhiteWave Foods and Oberto Brands. He also spent 14 years at Kraft Foods in several leadership roles.

Mr. Christenson holds a Master of Business Administration from Northeastern University and a Bachelor of Science degree from Providence College. He is an experienced executive with a history of building brands, delivering growth and driving profitability.

Charlie Vogt is the President and Chief Executive Officer at DZS, a role he’s held since August 2020. Prior to DZS, Mr. Vogt was President and CEO of four companies: ATX Networks, a global leader of optical access networking and media distribution solutions, Imagine Communications, a world-leading provider of video software and unified distribution solutions, GENBAND (now Ribbon Communications), a global leader in IP networking and software solutions, and Taqua, a market leader in softswitch technology. Earlier in his career, Mr. Vogt was instrumental in the operational and financial growth of several standard-setting technology companies, including ADTRAN and Ascend Communications, among others, that either became public companies or were acquired.

Mr. Vogt holds a Bachelor of Science degree from Saint Louis University. He brings two decades of experience as a CEO and over 30 years of experience in executing visionary strategies that resulted in unprecedented growth.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

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